Exhibit 99.1
Contact: Jennifer Rosa         (216) 429-5037
For release Tuesday, October 30, 2012
TFS Financial Corporation Announces Fiscal Year Ended September 30, 2012 Financial Results
(Cleveland, OH - October 30, 2012) - TFS Financial Corporation (NASDAQ: TFSL) (the "Company"), the holding company for Third Federal Savings and Loan Association of Cleveland (the "Association"), today announced results for the three months and fiscal year ended September 30, 2012.
The Company reported net income of $11.5 million for the year ended September 30, 2012, compared to net income of $9.3 million for the year ended September 30, 2011. The increase in net income for the year ended September 30, 2012 is largely the result of an increase in net interest income partially offset by lower non-interest income and slightly higher provision for loan losses and non-interest expenses. Net income of $1.1 million was reported for the three months ended September 30, 2012, compared to net income of $8.5 million for the three months ended September 30, 2011. This change is mainly attributable to an increase in the provision for loan losses and higher non-interest expenses, partially offset by an increase in net interest income.
Loan growth and lower interest rates on deposits and borrowed funds caused net interest income to increase $14.6 million, or 6%, to $262.2 million for the year ended September 30, 2012 from $247.6 million for the year ended September 30, 2011. Net interest income increased $2.3 million, or 4%, to $66.3 million for the three months ended September 30, 2012 from $64.0 million for the three months ended September 30, 2011. First mortgage loan originations exceeded $2.64 billion for the year. Low interest rates continue to decrease the yield on interest-earning assets and to an even greater extent, the rate paid on deposits and borrowed funds. As a result, the interest rate spread has improved from the prior year. The interest rate spread for the year ended September 30, 2012 was 2.11% compared to 1.97% last year. The net interest margin for the year ended September 30, 2012 was 2.39% compared to 2.32% last year.
"Our geographic expansion and a healthy refinance market has continued to fuel our growth," said Chairman and CEO Marc A. Stefanski. "However we continue to experience elevated provisions because of the slow economic recovery and adjusting to the ongoing regulatory changes."
The Office of the Comptroller and Currency, the Association's primary regulator, issued guidance in the current quarter which requires the charge off of performing loans to collateral value when the borrowers have had their obligations discharged in Chapter 7 bankruptcy, regardless of how long the loans have been performing, and the classification of those loans as troubled debt restructurings. The implementation of this guidance during the current quarter negatively impacted the Company's provision for loan losses, net charge-offs, and the levels of troubled debt restructuring and non-accrual loans at September 30, 2012. The Company recorded a provision for loan losses of $29.0 million for the three months ended September 30, 2012 compared to $19.0 million for the three months ended September 30, 2011. The Company reported $35.9 million of net loan charge-offs for the three months ended September 30, 2012 compared to $15.3 million for the three months ended September 30, 2011. Of the $35.9 million of net charge-offs for the three months ended September 30, 2012, $15.8 million occurred as a result of the regulatory guidance. Excluding these incremental charge-offs, net charge-offs for the quarter would have been $20.1 million. Of the $35.9 million of net charge-offs, $17.1 million occurred in the equity loans and lines of credit portfolio, $10.6 million occurred in the residential, non-Home Today portfolio and $8.3 million occurred in the Home Today portfolio. The Home Today portfolio is an affordable housing program targeted toward low and moderate income home buyers, which totaled $208.3 million at September 30, 2012 and $264.0 million at September 30, 2011. The Company recorded a provision for loan losses of $102.0 million for the year ended September 30, 2012 compared to $98.5 million for the year ended September 30, 2011. The Company reported $158.5 million of net loan charge-offs for the year ended September 30, 2012. This included the $15.8 million impact of the regulatory guidance mentioned above and the impact of charging off, during the December, 2011 quarter, the Specific Valuation Allowance (SVA), which was $55.5 million at September 30, 2011. This charge-off was also required by regulatory directive. The SVA charge-off was a major reason for the decrease in the reported balances of delinquent and nonperforming loans, non-accrual loans and the allowance for loan losses as of September 30, 2012, from balances at September 30, 2011. Net charge-offs were $74.8 million for the year ended September 30, 2011. The allowance for loan losses was $100.5 million, or 0.97% of total loans receivable, at September 30, 2012, compared to $157.0 million, or 1.58% of total loans receivable, at September 30, 2011.

Non-accrual loans decreased $52.7 million to $182.6 million, or 1.77% of total loans, at September 30, 2012 from $235.3 million, or 2.37% of total loans, at September 30, 2011. Non-accrual loans had decreased $86.7 million prior to implementing the regulatory guidance regarding Chapter 7 bankruptcy loans mentioned above. The $52.7 million decrease in non-accrual loans for the year ended September 30, 2012 consisted of a $19.2 million decrease in the residential, non-Home Today portfolio; a $28.5 million decrease in the residential, Home Today portfolio; a $1.6 million decrease in the equity loans and lines of credit portfolio; and a $3.4 million decrease in construction loans.
Total loan delinquencies decreased $112.7 million to $172.5 million, or 1.66% of total loans receivable, at September 30, 2012 from $285.1 million, or 2.86% of total loans receivable, at September 30, 2011.
Total troubled debt restructurings increased $55.2 million at September 30, 2012, to $221.4 million from $166.2 million at September 30, 2011. Total troubled debt restructurings had decreased $15.7 million prior to implementing the regulatory guidance regarding Chapter 7 bankruptcy loans mentioned above, as $70.9 million of loans discharged under Chapter 7 bankruptcy are considered a troubled debt restructuring at September 30, 2012, regardless of no payment, rate or term modifications occurring. Of the $70.9 million of loans, $51.1 million are performing. Of the $221.4 million of troubled debt restructurings recorded at September 30, 2012, $81.9 million was in the Home Today portfolio, $118.0 million was in the residential, non-Home Today portfolio and $20.7 million was in the equity loans and lines of credit portfolio. The portion of total troubled debt restructurings included as part of non-accrual loans was $86.9 million at September 30, 2012 and $45.1 million at September 30, 2011.
Total assets increased by $625.2 million, or 6%, to $11.52 billion at September 30, 2012 from $10.89 billion at September 30, 2011. This change was mainly the result of increases in our mortgage loans held for sale and in our loan portfolio plus an increase in cash and investment securities.
The combination of cash and cash equivalents and investment securities increased $26.4 million, or 4%, to $729.7 million at September 30, 2012 from $703.3 million at September 30, 2011, to maintain liquidity levels.
The combination of loans held for investment, net and mortgage loans held for sale increased $598.6 million, or 6%, to $10.35 billion at September 30, 2012 from $9.75 billion at September 30, 2011. Residential mortgage loans, including those held for sale, increased $946.9 million during the year ended September 30, 2012, while the equity loans and lines of credit portfolio decreased by $335.7 million. A total of $1.49 billion of adjustable rate mortgages were originated during the year ended September 30, 2012, representing approximately 56% of all residential mortgage originations, compared to $1.18 billion for last year. Under a marketing effort to offset future interest rate risk exposure, adjustable rate mortgages originated under the Smart Rate ARM program since July, 2010 have an outstanding principal balance of $2.62 billion as of September 30, 2012. Loans under the program have mainly either 15 or 30 year terms, with the initial interest rate fixed for either the first three or five years and adjusting annually thereafter, subject to various caps. Most loans originated under the program have 30 year terms with interest rates fixed for five years. The total principal balance of all adjustable rate first mortgage loans was $2.93 billion, or 35% of all first mortgage residential loans, at September 30, 2012, compared to $1.83 billion, or 25%, at September 30, 2011. To further manage our future interest rate risk, we continue to evaluate potential non-agency, whole loan sales of a pool of our high credit quality, fixed-rate, first mortgage loans held for sale, which had a balance of $124.5 million at September 30, 2012.
Deposits increased $265.5 million, or 3%, to $8.98 billion at September 30, 2012 from $8.72 billion at September 30, 2011. The increase in deposits was the result of a $95.7 million increase in our savings accounts, a $30.7 million increase in our checking accounts, and a $139.5 million increase in our certificates of deposit for the year ended September 30, 2012.
Borrowed funds increased $348.3 million, to $488.2 million at September 30, 2012 from $139.9 million at September 30, 2011. This increase reflects additional, lower cost, mainly short term FHLB borrowings used to manage liquidity.
Principal, interest and related escrow on loans serviced decreased $24.4 million, or 16.1%, to $127.5 million at September 30, 2012 from $151.9 million at September 30, 2011. This change reflects a combination of the settlement of prepayments for loans serviced for other investors and a lower balance in the sold loan portfolio.
Accrued expenses and other liabilities decreased $6.9 million, or 13%, to $46.3 million at September 30, 2012 from $53.2 million at September 30, 2011. This change primarily reflects the decrease in the pension plan accrual mainly as a result of a plan amendment to freeze future pension benefit accruals as of December 31, 2011.

Total shareholders' equity increased $32.9 million, or 2%, to $1.81 billion at September 30, 2012 from $1.77 billion at September 30, 2011. Activity reflects $11.5 million of net income in the current fiscal year combined with adjustments related to our stock compensation plan and ESOP and a $10.4 million reduction in accumulated other comprehensive loss that resulted primarily from the pension accrual adjustment and the transfer of investment securities from held to maturity to available for sale.
Non-interest income decreased $6.5 million, or 21%, to $24.5 million for the year ended September 30, 2012 from $31.0 million for the year ended September 30, 2011, mainly due to a decrease in fees and service charges, net of amortization, which reflected the reduced balance of loans serviced for others. Non-interest expense increased $3.0 million, or 2%, to $171.1 million for the year ended September 30, 2012 from $168.1 million for the year ended September 30, 2011. Increases in compensation, marketing and other operating expenses were partially offset by decreases in federal insurance premium and assessments and appraisal and other loan review expenses. Included in other operating expenses for the year ended September 30, 2012 is $4.8 million of loss reimbursement expenses for loans serviced for Fannie Mae, which includes $2.4 million of actual loss reimbursements and a reserve of $2.4 million for future potential expenses. For the year ended September 30, 2011, the total loss reimbursement expense was $0.4 million.
At September 30, 2012, the Association was "well capitalized" for regulatory capital purposes, as its tier 1 risk based capital ratio was 20.94% and its total risk-based capital was 22.19%, both of which substantially exceed the amounts required for the Association to be considered well capitalized.
Marianne Piterans, a director of the Company and the Director of Human Resources, Training, Security and Administrative Services for the Association, has announced that she will be retiring from the Board of Directors effective at the annual meeting of stockholders to be held in February 2013, and from employment in March 2013. Her position on the Board is not expected to be filled. Cathy W. Zbanek, who has been with the Association since 2001 and currently serves as Chief Marketing Officer, will be expanding her role and will be assuming most of Ms. Piterans' employment functions. “Marianne has been an integral part of our success story during the last 20 years, not only through her business acumen, but also as a role model and mentor throughout the company,” said Chairman and CEO Marc A. Stefanski.  “On behalf of our board, our management team and our associates, I thank her and wish her the best in her retirement. Because of Cathy's wide range of experience and her time on the executive management team, she is well-positioned for her new role.”
The Company will host a conference call to discuss its operating results for the year ended September 30, 2012 at 10:00 a.m. (ET) on October 31, 2012. The toll-free dial-in number is 866-952-1906, Conference ID TFSLQ412. A telephone replay will be available beginning at 2:00 p.m. (ET) on October 31, 2012 by dialing 800-283-4783. The conference call will be simultaneously webcast on the Company's website www.thirdfederal.com under the Investor Relations link under the "About Us" tab, and will be archived for 30 days after the event, beginning November 1, 2012. The slides for the conference call will be filed with the SEC under a separate Form 8-K and will also be available on the Company's website.

Forward Looking Statements
This report contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements concerning trends in our provision for loan losses and charge-offs;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, including employment prospects and conditions that are worse than expected;

•	decreased demand for our products and services and lower revenue and earnings because of a recession or other events;

•	adverse changes and volatility in the securities markets;

•	adverse changes and volatility in credit markets;

•
legislative or regulatory changes that adversely affect our business, including changes in regulatory costs and capital requirements and changes related to our ability to pay dividends and the ability of Third Federal Savings and Loan Association of Cleveland, MHC to waive dividends;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board;

•	future adverse developments concerning Fannie Mae or Freddie Mac;

•	changes in monetary and fiscal policy of the U.S. Government, including policies of the U.S. Treasury or the Federal Reserve Board;

•	changes in policy and/or assessment rates of taxing authorities that adversely affect us;

•	the timing and the amount of revenue that we may recognize;

•	changes in expense trends (including, but not limited to, trends affecting non-performing assets, charge-offs and provisions for loan losses);

•	the impact of the continuing governmental effort to restructure the U.S. financial and regulatory system;

•	inability of third-party providers to perform their obligations to us;

•	adverse changes and volatility in real estate markets;

•	a slowing or failure of the moderate economic recovery;

•	the extensive reforms enacted in the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act"), which will impact us;

•
the adoption of implementing regulations by a number of different regulatory bodies under the Dodd-Frank Act, and uncertainty regarding the exact nature, extent and timing of such regulations and the impact they will have on us;

•	the impact of coming under the jurisdiction of new federal regulators;

•	changes in our organization, or compensation and benefit plans;

•	the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of our loans and other assets; and

•	the ability of the U.S. Federal government to manage federal debt limits.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(In thousands, except share data)

	September 30, 2012	September 30, 2011
ASSETS
Cash and due from banks	$38,914	$35,532
Other interest-earning cash equivalents	269,348	259,314
Cash and cash equivalents	308,262	294,846
Investment securities:
Available for sale (amortized cost $417,416 and $15,760, respectively)	421,430	15,899
Held to maturity (fair value $0 and $398,725, respectively)	0	392,527
	421,430	408,426
Mortgage loans held for sale, at lower of cost or market ($3,017 measured at fair value, September 30, 2012)	124,528	0
Loans held for investment, net:
Mortgage loans	10,339,402	9,920,907
Other loans	4,612	6,868
Deferred loan fees, net	(18,561)	(19,854)
Allowance for loan losses	(100,464)	(156,978)
Loans, net	10,224,989	9,750,943
Mortgage loan servicing assets, net	19,613	28,919
Federal Home Loan Bank stock, at cost	35,620	35,620
Real estate owned	19,647	19,155
Premises, equipment, and software, net	61,150	59,487
Accrued interest receivable	34,887	35,854
Bank owned life insurance contracts	177,279	170,845
Other assets	90,720	88,853
TOTAL ASSETS	$11,518,125	$10,892,948
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$8,981,419	$8,715,910
Borrowed funds	488,191	139,856
Borrowers’ advances for insurance and taxes	67,864	58,235
Principal, interest, and related escrow owed on loans serviced	127,539	151,859
Accrued expenses and other liabilities	46,262	53,164
Total liabilities	9,711,275	9,119,024
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	0	0
Common stock, $0.01 par value, 700,000,000 shares authorized; 332,318,750 shares issued; 309,009,393 and 308,915,893 outstanding at September 30, 2012 and September 30, 2011, respectively	3,323	3,323
Paid-in capital	1,691,884	1,686,216
Treasury stock, at cost; 23,309,357 and 23,402,857 shares at September 30, 2012 and September 30, 2011, respectively	(280,937)	(282,090)
Unallocated ESOP shares	(74,751)	(79,084)
Retained earnings—substantially restricted	473,247	461,836
Accumulated other comprehensive loss	(5,916)	(16,277)
Total shareholders’ equity	1,806,850	1,773,924
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$11,518,125	$10,892,948

TFS Financial Corporation and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2012	2011	2012	2011
INTEREST INCOME:
Loans, including fees	$101,354	$104,025	$409,400	$413,464
Investment securities available for sale	1,382	42	1,995	240
Investment securities held to maturity	—	2,454	4,245	11,455
Other interest and dividend earning assets	539	512	2,213	2,334
Total interest and dividend income	103,275	107,033	417,853	427,493
INTEREST EXPENSE:
Deposits	36,300	42,455	153,100	177,842
Borrowed funds	672	562	2,546	2,003
Total interest expense	36,972	43,017	155,646	179,845
NET INTEREST INCOME	66,303	64,016	262,207	247,648
PROVISION FOR LOAN LOSSES	29,000	19,000	102,000	98,500
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	37,303	45,016	160,207	149,148
NON-INTEREST INCOME
Fees and service charges, net of amortization	2,416	3,786	11,473	15,615
Net gain on the sale of loans	688	0	688	490
Increase in and death benefits from bank owned life insurance contracts	1,655	1,681	6,484	6,521
(Loss) income on private equity investments	(4)	90	56	1,067
Other	1,277	1,580	5,762	7,289
Total non-interest income	6,032	7,137	24,463	30,982
NON-INTEREST EXPENSE
Salaries and employee benefits	20,304	19,020	80,113	76,014
Marketing services	2,669	1,439	9,799	7,745
Office property, equipment and software	5,026	5,091	20,489	20,074
Federal insurance premium and assessments	3,515	4,925	14,294	19,516
State franchise tax	1,662	979	6,039	4,805
Real estate owned expense, net	1,759	2,155	8,190	8,061
Appraisal and other loan review expense	697	694	3,172	5,601
Other operating expenses	8,885	7,281	28,962	26,239
Total non-interest expense	44,517	41,584	171,058	168,055
(LOSS) INCOME BEFORE INCOME TAXES	(1,182)	10,569	13,612	12,075
INCOME TAX (BENEFIT) EXPENSE	(2,288)	2,090	2,133	2,735
NET INCOME	$1,106	$8,479	$11,479	$9,340
Earnings per share—basic and diluted	$—	$0.03	$0.04	$0.03
Weighted average shares outstanding
Basic	301,433,861	300,724,876	301,226,639	300,358,096
Diluted	302,094,451	301,234,732	301,770,338	300,969,844

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Three Months Ended September 30, 2012				Three Months Ended September 30, 2011
	Average Balance	Interest Income/ Expense		Yield/ Cost (1)	Average Balance	Interest Income/ Expense		Yield/ Cost (1)
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$275,256	$163		0.24%	$225,024	$157		0.28%
Investment securities	9,868	9		0.36%	10,601	9		0.34%
Mortgage-backed securities	391,808	1,373		1.40%	425,918	2,487		2.34%
Loans	10,475,180	101,354		3.87%	9,883,399	104,025		4.21%
Federal Home Loan Bank stock	35,620	376		4.22%	35,620	356		4.00%
Total interest-earning assets	11,187,732	103,275		3.69%	10,580,562	107,034		4.05%
Noninterest-earning assets	288,538				244,525
Total assets	$11,476,270				$10,825,087
Interest-bearing liabilities:
NOW accounts	$993,593	$718		0.29%	$966,194	$817		0.34%
Savings accounts	1,771,915	1,667		0.38%	1,674,599	2,315		0.55%
Certificates of deposit	6,224,196	33,915		2.18%	6,046,119	39,324		2.60%
Borrowed funds	443,074	672		0.61%	142,132	562		1.58%
Total interest-bearing liabilities	9,432,778	36,972		1.57%	8,829,044	43,018		1.95%
Noninterest-bearing liabilities	237,563				226,648
Total liabilities	9,670,341				9,055,692
Shareholders’ equity	1,805,929				1,769,395
Total liabilities and shareholders’ equity	$11,476,270				$10,825,087
Net interest income		$66,303				$64,016
Interest rate spread (2)				2.12%				2.10%
Net interest-earning assets (3)	$1,754,954				$1,751,518
Net interest margin (4)		2.37%	(1)			2.42%	(1)
Average interest-earning assets to average interest-bearing liabilities	118.60%				119.84%

(1)	Annualized

(2)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(4)	Net interest margin represents net interest income divided by total interest-earning assets.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES
AVERAGE BALANCES AND YIELDS (unaudited)

	Year Ended September 30, 2012			Year Ended September 30, 2011
	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:
Other interest-bearing cash equivalents	$279,053	$697	0.25%	$293,626	$821	0.28%
Investment securities	10,212	38	0.37%	11,821	101	0.85%
Mortgage-backed securities	375,513	6,202	1.65%	507,009	11,594	2.29%
Loans	10,264,117	409,400	3.99%	9,828,565	413,464	4.21%
Federal Home Loan Bank stock	35,620	1,516	4.26%	35,620	1,514	4.25%
Total interest-earning assets	10,964,515	417,853	3.81%	10,676,641	427,494	4.00%
Noninterest-earning assets	282,346			261,369
Total assets	$11,246,861			$10,938,010
Interest-bearing liabilities:
NOW accounts	$986,198	$2,839	0.29%	$975,938	$3,586	0.37%
Savings accounts	1,756,840	7,533	0.43%	1,631,764	9,954	0.61%
Certificates of deposit	6,064,950	142,728	2.35%	6,137,246	164,303	2.68%
Borrowed funds	359,666	2,546	0.71%	123,570	2,003	1.62%
Total interest-bearing liabilities	9,167,654	155,646	1.70%	8,868,518	179,846	2.03%
Noninterest-bearing liabilities	279,909			312,147
Total liabilities	9,447,563			9,180,665
Stockholders’ equity	1,799,298			1,757,345
Total liabilities and stockholders’ equity	$11,246,861			$10,938,010
Net interest income		$262,207			$247,648
Interest rate spread (1)			2.11%			1.97%
Net interest-earning assets (2)	$1,796,861			$1,808,123
Net interest margin (3)		2.39%			2.32%
Average interest-earning assets to average interest-bearing liabilities	119.60%			120.39%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.

(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(3)	Net interest margin represents net interest income divided by total interest-earning assets.